Exhibit 10.5
Paramount Petroleum Contract

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT. (Agreement) by and between PARAMOUNT PETROLEUM CORPORATION, a Delaware corporation, with its principal offices located at 14700 Downey Avenue, Paramount, California 90723 (hereafter, "Seller" or "PPC") and INTERMOUNTAIN REFINING COMPANY, a New Mexico corporation, with its principal offices located at 1921 Bloomfield Boulevard, Farmington, New Mexico  87401 (hereafter, "Buyer" or "IRC").

W I T N E S S E T H:

WHEREAS, IRC owns certain tanks, land, loading racks and associated equipment usable in the manufacture, storage and shipment of asphalt cements, asphalt emulsions and cutback asphalts, and operates an asphalt terminalling facility located near the City of Fredonia, State of Arizona ("IRC's Terminal"); and

WHEREAS, Seller owns certain emulsion asphalt manufacturing equipment and facilities (the "Equipment") which when combined with certain equipment owned by IRC and assembled at IRC's Terminal is to be leased to Buyer pursuant to that certain Lease Agreement ("the Lease") between PPC and IRC dated November 29, 1999; and

WHEREAS, IRC desires to purchase and PPC desires to sell certain asphaltic materials to IRC for the manufacture of emulsified and cut back asphalts in accordance with PPC's specifications and the storage and re-delivery of paving asphalts ("Asphalt Products"); and

WHEREAS, PPC desires to purchase and IRC desires to sell such Asphalt Products to PPC; and

WHEREAS, IRC and PPC will each provide the other with stand-by irrevocable letters of credit to ensure each party's performance in accordance with the terms and conditions set for the herein:

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

I.
AGREEMENT OF PARTIES

1.1 IRC hereby agrees that it will manufacture, store and re-deliver Asphalt Products that meet the product specifications attached hereto as "Exhibit A", and/or as provided by PPC from time to time.

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1.2 PPC agrees to disclose its Product Specifications to those designated personnel of IRC to permit IRC to manufacture asphalt products meeting the product specifications designated in "Exhibit A".  The contents of "Exhibit A", as well as any and all changes, modifications or corrections to said Exhibits shall be the responsibility of PPC.  PPC represents and warrants that the information and data contained in said Exhibits are true and correct in all material respects.  PPC also agrees to provide technical assistance and the performance at certain laboratory tests as reasonably requested by IRC.

1.3  IRC shall treat all information received from PPC as confidential except for that information specifically designated by PPC as non-confidential.  IRC agrees to use the confidential information received from PPC only in performance of activities pursuant to the rights granted by PPC under this Agreement, and only during the term of this Agreement.

1.4 IRC agrees to lease from PPC the Equipment according to the terms and conditions of that certain Equipment Lease Agreement between the parties hereto dated November 29, 1999, and incorporated herein by this reference and attached hereto as Exhibit "B".

1.5  IRC agrees to purchase such asphalt materials from PPC as may be required to supply PPC's requirements for Asphalt Products in the area served by IRC's terminal, f.o.b. IRC's Terminal, at a price based upon the monthly average of high and low of Posted prices as published by Poten & Partners for the Arizona/Utah (AZ/UT) area for the month during which such asphalt is received by IRC.  The quantities of asphalt purchased by IRC shall be determined by certified weights from a scale at or near IRC's Terminal.  Title and risk of loss shall pass to IRC at the unloading flange at IRC's Terminal.

1.6  The quantities of Asphalt Products sold and delivered by IRC to PPC shall be determined by meter or by certified weights from a scale located at or near IRC's Terminal.  Title and risk of loss shall pass to PPC at IRC's loading flange.

1.7  To secure payment to PPC by IRC for the purchase of asphaltic materials, IRC agrees to provide PPC with a stand-by irrevocable letter of credit acceptable to PPC's Chief Financial Officer, as well as any lenders providing credit facilities on behalf of PPC, in amounts sufficient to cover IRC's anticipated purchases.

1.8  PPC agrees to provide IRC with a stand-by irrevocable letter of credit acceptable to IRC's Chief Financial Officer, as well as any lenders providing credit facilities on behalf of IRC, in amounts sufficient to meet the anticipated charges for Asphalt Products purchased by PPC hereunder.

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II.
PRICING, PAYMENT AND COST REIMBURSEMENT

2.1  The amount paid to IRC by PPC for Asphalt Products purchased hereunder shall be determined in accordance with the following formula:

  P = 0.4 (TR-AM-C-CRC)

  Where:

   P = Amount paid to IRC by PPC for Asphalt Products for any month.

   TR = PPC's total revenue from the sale of Asphalt Products net of applicable taxes, discounts, penalties, other applicable contra charges, etc., f.o.b. IRC's Terminal for any month.

   AM = The cost of asphaltic materials used in the Asphalt Products delivered to PPC for any month as set forth in Paragraph 1.4.  In determining such costs, FIFO accounting principals shall be employed.

   C = The sum of the following costs on a monthly basis attributable to the operation of IRC's Terminal for the storage, manufacture and delivery of Asphalt Products:

    (a) Chemicals, additives, water and diluents
    (b) Utilities, including fuel electric power and telephone
    (c) Maintenance and repairs, (including contract maintenance) parts and supplies
    (d) Operating, maintenance and supervisory labor and payroll burden
    (e) Insurance and taxes
    (f) Equipment Lease
    (g) General and administrative overhead
    (h) Other applicable costs not specifically defined

  CRC = A Capital recovery charge, which shall be computed on a monthly basis, equal to 1/48 (0.020833...) of the total out of pocket capital costs expended during the Primary Term of this Agreement.

2.2  The following procedure shall be applied to satisfy the payment obligations of each party to the other:

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  (1) With respect to the payment for asphaltic materials purchased by IRC from PPC (formula component AM in Paragraph 2.1), for each calendar month during which Asphalt Product sales occur, PPC shall first determine the cost of the asphaltic material component in such sales in accordance with Paragraphs 1.4 and 2.1 and credit IRC's payment obligation to PPC by the amount so determined.

  (2) With respect to the payment or reimbursement of IRC's costs (formula component C in paragraph 2.1), PPC shall next deduct IRC's costs for each calendar month from amounts remaining (TR-AM) in Paragraph 2.1) and reimburse IRC for such costs.  In the event the result of TR-AM is insufficient to cover IRC's costs for any given month, or in the event TR=0, costs incurred by IRC shall be "banked" for recovery and reimbursement in subsequent months.  For any month in which IRC does not receive full recovery of its costs, it may, at its sole option, call for a full or partial reimbursement of its costs by PC.  In this event, such reimbursements or "advances" will be banked for the account of PPC for recovery in subsequent months.  All requests for reimbursement of costs incurred by IRC shall be supported by appropriate documentation.

  (3) With respect to PPC's recoupment of capital recovery charges (formula component CRC in paragraph 2.1), during any month when the balance remaining after deducting the cost for asphalt materials and IRC's costs from total revenues (TR - AM -C) is insufficient to provide for the capital recovery charge, any shortfall shall be "banked" for the account of PPC for recovery in subsequent months.

  (4) Neither party shall receive a payment under formula component P in Paragraph 2.1 until the "banks" for IRC and PPC have zero or negative balances.

2.2  Approved Costs incurred by IRC in assembling the Equipment will be reimbursed by PPC upon the submission of appropriately documented invoices.  For purposes of this Agreement, until the Equipment is fully assembled and the parties mutually agree that the Equipment is operational all such costs incurred hereunder will be deemed to be "capitalized" hereunder.

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III.
TERM AND TERMINATION

 3.1  The term of this Agreement shall be four (4) years from the date of the first delivery of Asphalt Products hereunder ("the Primary Term") and shall continue from year to year thereafter unless terminated by either party by written notice at least one hundred and eighty (180) days prior to the end of the Primary Term or any annual extension thereof.  The foregoing notwithstanding to the contrary, at anytime after the first anniversary of the date of first delivery of Asphalt Product hereunder, PPC may terminate this agreement by giving IRC no less than sixty (60) days advanced written notice in the event that market conditions are such that continuing with this Agreement becomes uneconomic in the sole judgment of PPC, or in the event of unexpected competition for the products to be manufactured, purchased, sold, stored, and redelivered hereunder..  Following the termination of the Agreement, PPC will remove its Equipment in accordance with the terms of the Lease, and will at IRC's option purchase IRC's inventory of asphaltic materials, Asphalt Products, and chemicals and additives, if any, at IRC's cost.

3.2  In the event of the termination of this Agreement for any reason, IRC shall promptly return to PPC any confidential information in its possession and make no further use of the same.

3.3  Neither IRC nor PPC shall, by reason of the termination of this Agreement, be liable to the other for compensation, reimbursement or damages of any kind on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, or commitments in connection with the business or good will of IRC or PPC or otherwise, except for payments for asphaltic materials, IRC's costs and IRC's price for Asphalt Products, if any, as set forth herein.

IV.
INSURANCE AND INDEMNITIES

4.1  IRC shall maintain its Terminal in such a manner that it will be able to produce Asphalt Products which meet the specifications shown on "Exhibit A", or as provided by PPC from time to time.

4.2  The persons executing this Agreement have the authority to bind the entity for which they are signing.  If reasonably requested, either party hereto shall provide proof of that authority through the certified and sealed corporate resolution that confirms such authority.

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4.3  Each party hereto agrees that during the term of this Agreement, they will maintain worker's compensation insurance coverage in amounts required by law.  Each party will also maintain property or covered peril insurance coverage in amounts sufficient to cover any damage to the Equipment, asphaltic materials, and asphaltic products, in amounts that are mutually agreeable to the parties hereto, as well as commercial general liability coverage, product liability coverage, which coverage will include pollution endorsements, if reasonably available and which names the other party as an additional insured.  Certificates of insurance to be provided upon execution of this Agreement.

4.4  IRC agrees to defend, indemnify and hold harmless PPC, its officers, directors, shareholders, employees, agents, representatives and independent contractors for any and all liability for personal injuries and any property damage which arises out of the duties and obligations arising out of this Agreement, and its performance under this Agreement except if such liability arises from PPC'' gross negligence or willful misconduct.  IRC further agrees to indemnify, defend, and save PPC harmless from any expense or liability whatsoever arising out of any and all claims, demands or causes of action that may be asserted against PPC on account of injuries to or deaths of persons, damage to property, or injuries to the environment, occurring as a result of or in any way related to the storage, manufacture, receipt, redelivery and handling of any of the Products covered by this Agreement.  However, this duty to indemnify does not cover any incidental, consequential of special damages of any kind whatsoever.

4.5  PPC agrees to defend, indemnify and hold harmless IRC, its officers, directors, shareholders, employees, agents, representatives and independent contractors for any and all liability for personal injuries and any property damage which arises out of its performance under this Agreement, except if such liability arises from IRC's gross negligence or willful misconduct.  PPC further agrees to indemnity, defend and save IRC harmless from any expense or liability whatsoever arising out of any and all claims, demands or causes of action that may be asserted against IRC on account of injuries to or deaths of persons, damage to property, or injuries to the environment, occurring as a result of or in any way related to the transportation, supply and resale of any of the Products covered by this Agreement.  However, this duty to indemnify does not cover any incidental, consequential or special damages of any kind whatsoever.

V.
REPORTS AND PAYMENTS

5.1  IRC shall provide PPC documents evidencing asphaltic materials received by IRC, inventories of asphaltic materials and Asphalt Products on hand and Asphalt Products delivered to PPC on a daily basis, except Saturdays and Sundays.

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5.2  No later than the seventh (7th) working day of each month IRC shall provide PPC documents evidencing IRC's cost for the previous month, as defined in Paragraph 2.1 of this Agreement.

5.3  No later than the twentieth (20th) day of each month, PPC shall provide IRC an accounting of the previous month's business results which essentially follows the formula and procedures described in Paragraphs 2.1 and 2.2 of this Agreement.  Such accounting shall also show the balances in IRC's and PPC's "banks".

5.4  Any payments required under this Agreement shall be due and receivable in the offices of the invoicing party five (5) business days after receipt of a documented invoice by the invoiced party.  Any payment due and not received by the due date shall accrue  interest at the rate of one and one-half percent (1.5%) per month until paid; provided, however, that the interest rate charged shall not exceed the maximum rate permitted by law.

VI.
NOTICE

6.1  Any notice, demand, report r other communication by PPC hereunder shall be sufficiently given if delivered to IRC at the following address:

  TO IRC:   Mr. William Hagler
      President
      INTERMOUNTAIN REFINING CO., INC.
      1921 Bloomfield Blvd.
      Farmington, NM  87401

And by IRC if delivered to PPC at the following address:

  TO PPC:   William L. Thorpe, Jr.
      Senior Vice President
      PARAMOUNT PETROLEUM CORPORATION
      14700 Downey Avenue
      Paramount, California  90723

  With a Copy to:  Steven D. Farkas, Esq.
      Vice President & General Counsel
      PARAMOUNT PETROLEUM CORPORATION
      14700 Downey Avenue
      Paramount, California  90723

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Subsequent to the execution of this Agreement, either party hereto may change the location of where notices hereunder are to be sent by providing a written notice to the other party as provided herein.
VII.
INTERPRETATION AND APPLICABLE LAW

7.1  This Agreement supersedes all prior discussions, negotiations and agreements between the parties and may not be amended except by agreement in writing signed by all parties.

7.2  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, and should any clause, sentence, or paragraph hereof  be judicially decided to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties agree that such portion or portions shall be deemed to have been stricken here from and the remainder shall have the same force and effectiveness as if such portion or portions had never been included herein.

VIII.
WAIVER

8.1  The failure of any party at any time to require performance of any provision hereof shall not effect such party's right to enforce the same at any late time.  No waiver of any provision or breach by any party will be deemed a further or continuing waiver of breach of any such provision or of any other provision hereof.

IX.
ENFORCEMENT

9.1  Should litigation be instituted to enforce any portion of this Agreement, the prevailing party shall be reimbursed all of its costs and expenses, including reasonable attorney's fees, expert witness fees and court costs, in enforcing the same, upon the entry of a final and unappealable decision of any court of competent jurisdiction.

X.
ASSIGNABILITY

10.1  This Agreement shall be personal to and not assignable by IRC without the prior to written approval of PPC, and such approval shall not be unreasonably.

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XI.
ENVIRONMENTAL INDEMNITY

11.1 IRC acknowledges that its Terminal may contain environmental contamination.  IRC agrees to indemnify and hold harmless PPC for any and all claims or causes of action, whether brought by a governmental agency or a third party, which in any way relates to the environmental condition of the property, or off-site impacts caused or allegedly caused by the condition of  IRC's property or facility.

XII.
FORCE MAJEURE

12.1  Neither party shall be deemed to be in default or liable to the other party for failure or delay in making or accepting deliveries hereunder to the extent that such failure or delay is due to compliance with unexpected legislation, acts, rules, orders, regulations, directives or requests of any federal, state or local civilian or military authority, or as a result of insurrection, wars, rebellions, riots, embargoes, strikes or other labor difficulties, fire, explosions, floods, or actions of the elements, acts of God, disruption or breakdown of production.  The party claiming occurrence of a force majeure event must provide the other party written notice of such event as soon as possible following the event, but in no event later than seven (7) days from the date of the event.  This provision shall not apply to payment of any sums due to either PPC or IRC for asphaltic materials, or Asphalt Products and IRC's costs respectively.

XIII.
INSPECTION OF BOOKS AND RECORDS

13.1  Each party hereto shall have the right as its own expense, during reasonable business hours, to examine, audit and/or photocopy the books, the records, invoices, gauging and weighing charts of the other, to the extent necessary to verify the accuracy of any invoice, statement, charge, computation or demand made under or pursuant to any of the provisions of this Agreement.  Any inaccuracy will be promptly corrected when discovered; provided however, that neither party shall be required to maintain books, records, invoices or charts for a period of more than three (3) years following the termination of this Agreement.  Neither party shall have any right to question or contest any charge or credit if the matter is not called to the attention of the other party in writing within three (3) years of the termination of this Agreement.

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XIV.
REPRESENTATIONS AND WARRANTIES

14.1  Each party hereto hereby represents, warrants and covenants to the other that the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the effective date of this transaction.

(a) This Agreement, the accompanying Lease Agreement, and all other documents and items to be executed and delivered by each party to the other pursuant to the other pursuant to the terms of this Agreement, (i) have been or will be duly authorized, executed and delivered by the party, (ii) are or will be legal, valid and binding obligations of that party as of the date of their respective executions, (iii) are or will be enforceable in accordance with their respective terms, and (iv) do not and will not, at the date of execution of this Agreement and the attached Equipment Lease Agreement, violate any provisions of any agreement to which Buyer or Seller is a party.
(b) To the actual Knowledge of each party, no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or threatened against that either Buyer or Seller nor are any of such proceedings contemplated by either Buyer or Seller.

XV.
BANKRUPTCY

15.1  In the event that either party hereunder files for relief under the Bankruptcy laws of the United States, institutes proceedings for the benefits of creditors, applies for any form or reorganization, or threatens any such proceedings, this Agreement and the Lease Agreement shall become immediately terminable by the other party, any executory lease benefits will immediately terminate, and any leased equipment may be removed by the owner of that equipment.

ACCEPTED at Paramount, California, as set out below.

PPC:                                                                                             IRC:

WILLIAM L. THORPE, JR.                                                         WILLIAM N. HAGLER

BY: William L. Thorpe, Jr.                                                              BY: William N. Hager

ITS:  Senior Vice President                                                             ITS: President

DATE:  11/30/99                                                                           DATE:   11/30/99

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